Exhibit 10.69

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Amendment”) is effective as of December 4, 2006, by and between RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation (“Borrower”), and COMMERCE BANK, N.A., a national banking association (“Lender”).

BACKGROUND

A. Borrower and Lender are parties to that certain Loan and Security Agreement dated November 4, 2002 (as the same has been or may be supplemented, restated, superseded, amended or replaced from time to time, the “Loan Agreement”). All capitalized terms used herein without further definition shall have the respective meaning set forth in the Loan Agreement and all other Loan Documents.

B. The Obligations are secured by continuing perfected security interests in the Collateral.

C. Borrower has requested that Lender extend the Revolving Credit Maturity Date and modify certain other terms of the Loan Agreement, and Lender has agreed to such extension and modifications in accordance with and subject to the satisfaction of the conditions hereof.

NOW, THEREFORE, with the foregoing Background incorporated by reference and intending to be legally bound hereby, the parties agree as follows:

1. Amendments to Loan Agreement. Upon the effectiveness of this Amendment, the Loan Agreement shall be amended as follows:

a. Section 1 of the Loan Agreement shall be amended by deleting each of the definitions of “Consolidated EBITDA”, “Consolidated Net Income”, “Net Income” and “Revolving Credit Maturity Date,” and replacing each as follows:

Consolidated EBITDA – With respect to any Person for any period, the sum of, without duplication:

(a) the Consolidated Net Income of such Person for such period; plus

(b) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to any Hedging Agreement), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(d) consolidated depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash items in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(e) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

Consolidated Net Income – With respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to such Person or a Subsidiary of such Person;

(b) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders except to the extent such restriction is permitted pursuant to Section 7.9 of this Agreement;

(c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(d) the cumulative effect of a change in accounting principles shall be excluded;

(e) any net gain or loss realized in connection with (i) any Asset Sale or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries shall be excluded; and

(f) any extraordinary gain or loss shall be excluded.

Net Income – With respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on Preferred Capital Stock.

Revolving Credit Maturity Date – January 31, 2007.

b. Section 1 of the Loan Agreement shall be amended by adding the following definitions of “Consolidated Total Debt” and “Total Leverage Ratio” in the

appropriate alphabetical order:

Consolidated Total Debt – As at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Colony and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Total Leverage Ratio – On any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

c. Section 1 of the Loan Agreement shall be amended by deleting the definitions of “Consolidated Amortization Expense”, “Consolidated Depreciation Expense”, “Consolidated Interest Expense” and “Consolidated Tax Expense”.

d. Section 6.8(a) of the Loan Agreement is hereby amended and restated in its entirety and shall read as follows:

(a) Total Leverage Ratio – Borrower shall not permit the Total Leverage Ratio of Colony, as of the last day of any fiscal quarter beginning with the fiscal quarter ending December 31, 2006, to exceed the correlative ratio indicated below:

Fiscal Quarter	Total Leverage Ratio
December 31, 2006	11.00:1.00

e. Sections 6.8(b) of the Loan Agreement is hereby amended and restated in its entirety and shall read as follows:

(b) Consolidated EBITDA – Borrower shall not permit the Consolidated EBITDA of Colony to be less than Twenty Three Million Dollars ($23,000,000) measured quarterly as of each quarter end on a rolling four (4) quarter basis, beginning with the fiscal quarter ending December 31, 2006.

f. Section 6.8(c) of the Loan Agreement is hereby deleted in its entirety.

2. Representations and Warranties and Covenants. Borrower warrants and represents to Lender that:

a. No Default or Event of Default exists.

b. The making and performance of this Amendment will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of Borrower or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument (including without limitation, the Indenture Agreement), to which Borrower is a party, or by which Borrower is bound.

c. Borrower has all requisite power and authority to enter into and perform this Amendment, and to incur the obligations herein provided for, and no later than December 15, 2006, Borrower shall provide Lender with evidence of all proper and necessary action to authorize the execution, delivery and performance of this Amendment.

d. This Amendment, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Ratification of Loan Documents. This Amendment is hereby incorporated into and made a part of the Loan Agreement and all other Loan Documents respectively, the terms and provisions of which, except to the extent modified by this Amendment are each ratified and confirmed and continue unchanged in full force and effect. Any reference to the Loan Agreement and all other Loan Documents respectively in this or any other instrument, document or agreement related thereto or executed in connection therewith shall mean the Loan Agreement and all other Loan Documents respectively as amended by this Amendment. As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in the Loan Agreement, Borrower hereby confirms its prior grant to Lender of a continuing first lien on and security interest in, upon and to all of Borrower’s now owned or hereafter acquired, created or arising Collateral as described in Section 3 of the Loan Agreement.

4. Confirmation of Surety. By their execution below, each Surety hereby consents to, and acknowledges the terms and conditions of this Amendment, and agrees that its Surety Agreement dated November 4, 2002, is ratified and confirmed, and shall continue in full force and effect, and shall continue to cover all obligations of Borrower outstanding from time to time, under the Loan Agreement as amended hereby.

5. Effectiveness Conditions. This Amendment shall become effective upon the following:

a. Execution and delivery by Borrower of this Amendment to Lender;

b. Payment by Borrower of an amendment fee in the amount of Twenty Five Thousand Dollars ($25,000.00), which fee is fully earned on the date hereof, and is non-refundable;

c. Reserved; and

d. Payment by Borrower of all of Lender’s Expenses in the amount of $5,209.00 owing to Blank Rome LLP. Borrower directs Lender to charge Borrower’s account for such Expenses.

6. Limitations. Notwithstanding anything to the contrary in the Loan Agreement, Borrower agrees that any further cash Advances or issuances of Letters of Credit under the Loan Agreement will require specific approval from Lender. In order to facilitate such request, Lender will require information regarding the purpose and nature of the borrowing, plans for payment and adequate time to consider the request. Lender may, in its sole discretion, refuse any such requests; provided, however, in the event Lender refuses any such request Borrower’s obligation to pay the Unused Line Fee under Section 2.7(c) of the Loan Agreement shall be suspended from the date of any such refusal until the date of any subsequent cash Advance or issuance of a Letter of Credit.

7. Confirmation of Indebtedness. Borrower confirms and agrees that as of November 30, 2006, the total principal amount of cash Advances outstanding under the Revolving Credit is $9,296,000.00 and the aggregate face amount of Letters of Credit outstanding is $4,386,698.59, all of which amounts, together with all accrued and unpaid interest, fees and Expenses, are owing or outstanding without any setoff, defense, counterclaim or deduction of any nature.

8. GOVERNING LAW. THIS AMENDMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF NEW JERSEY. THE PROVISIONS OF THIS AMENDMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9. Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

10. Duplicate Originals: Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

11. Waiver of Jury Trial: BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the undersigned parties have executed this Amendment the day and year first above written.

BORROWER:
RESORTS INTERNATIONAL HOTEL, INC.

By:	/s/ Francis X. McCarthy
Name:	Francis X. McCarthy
Title:	Executive Vice President – Finance/CFO

LENDER:
COMMERCE BANK, N.A.

By:	/s/ Peter L. Davis
Peter L. Davis, Senior Vice President

SURETIES:
RESORTS INTERNATIONAL HOTEL & CASINO, INC.

By:	/s/ Francis X. McCarthy
Name:	Francis X. McCarthy
Title:	Executive Vice President – Finance/CFO

COLONY RIH HOLDINGS, INC.

By:	/s/ Francis X. McCarthy
Name:	Francis X. McCarthy
Title:	Executive Vice President – Finance/CFO

NEW PIER OPERATING COMPANY, INC.

By:	/s/ Francis X. McCarthy
Name:	Francis X. McCarthy
Title:	Executive Vice President – Finance/CFO